NEWS RELEASE

Contact:	Nicholas Conrad	Date:	October 8, 2014
VP, Finance & Treasurer
Cell Phone: 419-356-4126
Office Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons Purchases 6 Grain Elevators and 4 Farm Agronomy Centers in Michigan

MAUMEE, OHIO, October 8, 2014 - The Andersons, Inc. (Nasdaq: ANDE) announces today its purchase of Auburn Bean and Grain of Auburn, Michigan. The purchase includes six grain and four agronomy assets of the company located throughout north central Michigan.

“This acquisition provides an increase in our storage capacity and volume for both our grain and nutrient businesses, and it also represents a nice geographic fit between our other Michigan assets and our Thompsons joint venture in Ontario,” says CEO Mike Anderson. “As a family-owned business with a history of nearly 100 years Auburn Bean and Grain is an excellent cultural fit, especially with our similar philosophies in providing exceptional customer service.”

Clifford Vennix, Chairman and CEO of Auburn Bean and Grain, adds, “We believe The Andersons is best suited to continue our legacy of service and excellence into the future. We know they will bring added opportunity to our customers and employees.”

With this transaction, The Andersons will acquire a total of six grain and four agronomy assets, with a combined grain storage capacity of about 18.1 million bushels, 16,000 tons of dry and 3.7 million gallons of liquid nutrient capacity and more than 80 employees. The facilities have multiple rail interchange agreements in place with all of the eastern Class I railroads CSX, NS and CN.

“Through this acquisition we will increase the storage capacity of our Grain Group by about 13 percent and further enhance our presence in one of our core states, Michigan,” says Anderson.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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